Exhibit 10.37

March 25, 2014

Becky Gebhardt

Dear Becky,

We are pleased to confirm an offer of employment to you as SVP, Chief Creative Officer, reporting directly to me. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the offer are as follows:

•	A Start date of April 28, 2014 or May 5, 2014.

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Annual base salary of $325,000 paid in bi-weekly payments (your first check will be a live check then followed by direct deposit the next pay period). Increases will be determined based on a number of factors, with performance typically being the most significant factor.

•	You will also receive a $50,000 sign on bonus (less appropriate taxes), which will be paid via check along with your first regular paycheck.

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Participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 50% of your base salary. Any incentive payable with respect to a fiscal year will be paid on or about April 15th of the following fiscal year, provided that you are actively employed at the payment date.

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You will be eligible to participate in the Lands' End, Inc. Retirement Plan, which includes a 401(k) contribution feature and currently includes a Company Match. Lands’ End will begin matching your contributions at 50%, maximum of 6% of your earnings, after a year of service, beginning on the next quarter, subject to the continued availability of the match.

•	In recognition of your previous related experience, you will receive (4) weeks of vacation as of your start date.

•	We have agreed to a maximum of $25,000 in commuting expenses during your temporary transition to Lands’ End.

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Participation in the Lands’ End long-term incentive program (“LTIP”). Your current target incentive opportunity under the LTIP would be 75% of your base salary. As you know we are in the process of developing a new 2014 LTIP. This will be provided to you after the separation date.

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You will be required to sign an Executive Severance Agreement, which will be provided to you after the separation date. While the exact terms of the ESA will govern, it will provide, among other things, certain severance benefits following the termination of your employment with Lands’ End under particular circumstances, and that you shall not use or disclose Lands’ End’s confidential or proprietary information, provide services to a Lands’ End competitor, or solicit our employees away from Lands’ End during your employment and for a certain period of time after the conclusion of your employment with Lands’ End. The non-disclosure, non-solicitation, and non-compete and non-affiliation provisions will apply regardless of whether you receive severance benefits under the ESA.

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If your employment is terminated by Lands’ End for Cause (as defined in ESA) or by you without Good Reason within twenty four (24) months of your start date, you will be required to reimburse the company 100% of your signing bonus paid to you and relocation assistance, along with any and all costs we incur to collect that reimbursement, including attorneys’ fees.

If you need additional information or clarification, please feel free to call me at 608-935-4181.

We look forward to having you a part of the Lands’ End team.

Sincerely,

/s/ Edgar Huber
Edgar Huber                         /s/ Becky Gebhardt________________
CEO/President                             Becky Gebhardt